Exhibit 3.93

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Seven Hills Hospital, Inc.

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Second: Its registered office in the State of Delaware is to be located at Corporation Trust Center 1209 Orange Street, in the City of Wilmington County of New Castle Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 200,000 shares (number of authorized shares) with a par value of $.01 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name Bruce A. Shear

Mailing Address PHC, Inc. 200 Lake Street, Suite 102

Peabody, MA Zip Code 01960

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of February A.D. 2005.

BY:	Bruce A. Shear
(Incorporator)

NAME:	Bruce A. Shear
(type or print)

State of Delaware Secretary of State Division of Corporations Delivered 12:30 PM 02/15/2005 FILED 12:30 PM 02/15/2005 SRV 050123625 – 3926685 FILE